Exhibit 3.3

STATE OF DELAWARE

CERTIFICATE OF FORMATION

OF

New York REIT Liquidating LLC

November 5, 2018

The undersigned, an authorized person, for the purpose of forming a limited liability company, under the provisions and subject to the requirements of the State of Delaware (particularly Chapter 18, Title 6 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and known, identified, and referred to as the "Delaware Limited Liability Company Act"), hereby certifies that:

FIRST: The name of the limited liability company (hereinafter called the "limited liability company") is:

New York REIT Liquidating LLC

SECOND: The address of the registered office and the name and the address of the registered agent of the limited liability company required to be maintained by Section 18-104 of the Delaware Limited Liability Company Act are the Corporation Service Company, 251 Little Falls Drive, Wilmington, New Castle County, Delaware 19808.

THIRD: The effective filing date and time of the Certificate of Formation shall be 5 p.m., Eastern Time, on November 7, 2018.

AUTHORIZED PERSON: NEW YORK REIT, INC. By: /s/ John Garilli Name: John Garilli Title: Chief Executive Officer, President, Chief Financial Officer, Treasurer, and Secretary